Exhibit 10.39

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into to be effective as of November 16, 2012 (“Effective Date”) by and among Dialogic Corporation (the “Corporation”, which is a wholly-owned subsidiary of Dialogic Inc.), Dialogic Inc. (“Dialogic” or the “Company”) and Anthony Housefather (“Executive”).

WHEREAS Executive has been employed by the Corporation since August 25, 1997 (“Start Date”) and is currently employed under the terms of an amended and restated employment agreement dated October 1, 2010 (“Employment Agreement”) and currently occupies the position of Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary of the Company.

WHEREAS Dialogic and Executive wish to amend and restate the terms of Executive’s employment with both the Corporation and the Company, and therefore desire to replace the Employment Agreement with this Agreement as of the Effective Date.

WHEREAS, notwithstanding the foregoing, the Corporation acknowledges that, for all purposes related to Executive’s employment, including but not limited to Executive’s rights under this Agreement, rights under law and rights under the Corporation’s policies and benefit plans, it will recognize Executive’s full term of employment with the Corporation’s predecessors, commencing on the Start Date.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, the Corporation, the Company and Executive hereby agree as follows:

1. Preamble. The preamble of this Agreement forms an integral part of this Agreement as if it was recited at length herein.

2. Employment. Executive hereby accepts continued employment with the Corporation, the Company and, as applicable, the Company’s affiliates (collectively, the “Dialogic Group”) on the terms and conditions as set forth in this Agreement, effective as of Effective Date and continuing until the amendment or termination of this Agreement or the termination of Executive’s employment with the Dialogic Group (the “Employment Period”).

3. Position and Duties.

(a)	During the Employment Period, Executive will serve as the Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary of the Company and will have the normal duties, responsibilities and authority of an individual holding such position, subject to the power of the Board of Directors of the Company, or its successor company, if applicable, (in either case, the “Board”) to reasonably expand or limit such duties, responsibilities and authority within the confines of the customary duties, responsibilities and authority commensurate with Executive’s position. Executive will also hold such other positions with the Dialogic Group as reasonably requested by the Company and agreed to by Executive in writing from time to time.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
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(b)	Executive will report to the President and Chief Executive Officer of the Company and/or such other individuals as the Board may designate. Executive will devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the business of Dialogic Group. Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)	Notwithstanding the foregoing, during the Employment Period, it will not be a violation of this Agreement for Executive to (i) run for and hold public office; (ii) serve on industry trade, civic or charitable boards or committees; (iii) deliver lectures or fulfill speaking engagements; or (iv) manage personal investments, as long as such activities in (i) through (iv) do not negatively impact in a material way the performance of the Executive’s duties and responsibilities to the Dialogic Group. During the Employment Period, the Executive will be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval will not unreasonably be withheld or delayed unless the company concerned is a direct or indirect competitor of the Dialogic Group, in which case the Board may withhold approval at its entire discretion.

(d)	The Company acknowledges that Executive may be required by virtue of his position to serve as an officer and/or director of one or more of the companies in the Dialogic Group. The Company agrees to maintain or cause another member of the Dialogic Group to maintain directors and officers insurance that will cover Executive in the performance of his functions as a director and officer of such company in the Dialogic Group consistent with coverage maintained for similarly situated officers and directors within the Dialogic Group and applicable law. The Company and Executive have executed an indemnity agreement dated August 9, 2012 (“Indemnity Agreement”) and agree that the Indemnity Agreement supersedes any previous indemnity agreements executed by one or more members of the Dialogic Group and Executive. This Indemnity Agreement remains in effect during and after the Employment Period.

4. Base Salary, Bonus and Benefits.

(a)	Base Salary. During the Employment Period, Executive’s base salary will be as set from time to time by the Board or a Committee of the Board (“Compensation Committee”), but under no circumstances will be less than CAD $260,000 per annum (“Base Salary”), unless a reduction in pay is mutually agreed to by the parties. The Base Salary will be payable in regular installments in accordance with general payroll practices and will be subject to customary withholding taxes and standard payroll deductions.

(b)

Bonus. Executive will be eligible to continue to earn an annual incentive bonus that, at target levels, equals thirty-five percent (35%) of Executive’s base salary earned in the applicable performance period. Whether Executive receives such a bonus, and the amount of any such bonus, will be determined by the Board in its sole and reasonable discretion, and will be based on achievement of performance objectives to be established by the Board (or duly authorized committee thereof) and the Chief Executive Officer. Any earned bonus will be paid prior to March 15th of the year following the year in which the bonus was earned. Except as set out in Section 6(b) (ii), Executive must be employed on the day that the bonus (if any) is paid in order to earn the bonus.

(c)	Benefits. During the Employment Period, Executive will be eligible to participate in all of the employee benefit programs for which senior executive employees of the Dialogic Group are generally eligible (collectively, the “Benefits”).

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
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(d)	Paid Time Off. During the Employment Period, Executive will be eligible to accrue and use paid time off in accordance with the applicable policy in effect from time to time. Notwithstanding anything to the contrary contained in the paid time off policies then in effect, Executive has been permitted to carry over unused vacation days from previous years, such that Executive is, as of the date of this Agreement, credited with 53 days of such carried over vacation (“Vacation Carry-Over Days”), which exceeds the vacation accrual amounts Executive would otherwise be entitled to carry over. Executive agrees that he will make reasonable efforts to use a minimum of five (5) such Vacation Carry-Over Days per year, in addition to any new annual accruals, provided that it is scheduled and taken in accordance with the applicable policy for paid time off as in effect from time to time. Executive understands and agrees that all paid time off (other than the Vacation Carry-Over Days described above) will accrue and must be taken in accordance with the standard policies for employees in Canada.

(e)	Expenses. Executive acknowledges that his position requires extensive travel to perform his job responsibilities. The Dialogic Group will reimburse Executive for all ordinary, necessary and reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Executive’s compliance with the requirements with respect to reporting and documentation of such expenses.

(f)	RRSP Contribution. Executive will continue to receive an RRSP contribution in the amount of CAD $5400 on an annual basis which will be directly deposited in January of each calendar year into the account designated by Executive.

(g)	Bar Fees and Insurance. The Dialogic Group will reimburse Executive for all ordinary course fees and expenses associated with his remaining a licensed attorney and member in good standing of the bar. This includes annual bar membership fees and associated professional insurance.

5. Equity Compensation. Executive will be eligible to receive new compensatory equity awards from time to time as determined by the Board in its sole discretion.

6. Termination of Employment. Executive’s employment may be terminated by either party, at any time, with or without notice and with or without cause. On any termination of Executive’s employment, the Executive will be paid any accrued but unpaid base salary, and any accrued but unused vacation time, including the Vacation Carry-Over Days. On any termination of Executive’s employment, Executive agrees to promptly resign from all positions he then holds with the Dialogic Group, unless otherwise expressly agreed to in writing by Executive and the Board.

(a)	Resignation without Good Reason; Termination for Cause; Termination Due to Death or Disability. If, at any time, Executive resigns his employment without Good Reason (as defined herein), or if the Dialogic Group terminates Executive’s employment for Cause (as defined herein), or if either party terminates Executive’s employment as a result of Executive’s death or disability, Executive will not be entitled to any other form of compensation from the Dialogic Group, including any severance benefits.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 3

(b)	Termination without Cause; Resignation for Good Reason. If, at any time, either (x) the Dialogic Group terminates Executive’s employment without Cause, or (y) Executive resigns for Good Reason( a “Separation from Service, then subject to Executive’s obligations set forth in this Agreement), Executive will be entitled to receive (collectively, the “Severance Benefits”):

(i)	Salary Continuation. Fifteen (15) months of his then current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, less all applicable withholdings and deductions (the “Salary Continuation”), paid in equal installments on the normal payroll schedule for the first fifteen (15) months following the Separation from Service.

(ii)	Annual Bonus. A lump sum payment equal to the Annual Bonus that Executive would have earned, had Executive remained employed through the payment date, based on the actual achievement of the performance goals, as determined by the Board, but pro-rated based on the number of days Executive served as an active employee in the year of termination, paid in a lump sum on the date that annual bonuses are paid to active employees for that year, but in all cases not later than March 15 of the year following the year of termination.

(iii)	Payments for Continued Health Insurance. The Dialogic Group will continue to make the Dialogic Group’s contributions to Executive’s medical and dental benefits under the Dialogic Group plans in effect and will keep Executive registered under such plans from the date of his Separation from Service, until the earliest of (A) the close of the fifteen (15) month period immediately following his Separation from Service, or (B) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A) or (B), the “Insurance Payment Period”). The Dialogic Group will make these payments, subject to applicable tax deductions, during each month in which he receives the coverage. If Executive becomes eligible for coverage under another new employer’s group health plan or otherwise ceases to be eligible for continued coverage during the period provided in this clause, Executive must immediately notify the Dialogic Group of such event, and all payments and obligations under this clause will cease.

(iv)	RRSP Contribution. The Dialogic Group will make an RRSP contribution equal to the RRSP contribution that the Dialogic Group would normally have made during the first fifteen (15) months following the Separation from Service, at such time and in accordance with the practices and policies then in effect.

(v)	Electronic Equipment. Executive will be allowed to purchase his laptop computer for book value from the Dialogic Group and will be able to retain his cell phone or blackberry at his request, with all service, connection and other fees and costs incurred solely at the Executive’s expense. Executive must provide the laptop, cell phone and blackberry to the Dialogic Group’s information technology department promptly following the date of the Separation from Service to ensure compliance with Section 8 of this Agreement and any other contractual or statutory obligation to return the confidential and proprietary electronic information of the Dialogic Group.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 4

The Severance Benefits are conditional upon (a) Executive continuing to comply with Executive’s obligations under Executive’s Confidentiality Agreement, Executive’s Invention and Secrecy Agreement, and this Agreement; (b) Executive delivering to the Dialogic Group an effective, general release of claims in favor of the Dialogic Group in a form acceptable to the Dialogic Group within 60 days following Executive’s Separation from Service with the exception of such Dialogic Group obligations designed to survive this Agreement including without limitation the obligations under Section 6(b) and 2(d); and (c) Executive delivering to the Dialogic Group a letter resigning from any office which Executive hold within the Dialogic Group at that time and any board position which Executive holds at that time with the Dialogic Group effective no later than Executive’s termination date (or such other earlier date as requested by the Board).

(c) Termination without Cause; Resignation for Good Reason – Change of Control. If on or within twelve (12) months following the closing of a future Change of Control, either (x) the Company or a successor corporation terminates Executive’s employment without Cause and other than as a result of Executive’s death or disability, or (y) Executive resigns for Good Reason, and provided such termination constitutes a Separation from Service, then, in addition to receiving the Severance Benefits, Executive will also receive (subject to satisfaction of the conditions to receiving the Severance Benefits) the acceleration of the vesting of all of Executive’s then-outstanding compensatory stock grants as of the date of termination.

(d) Executive, the Company and the Corporation agree that the notice and payments set out in this Section 6 include all notice and payments to which Executive is or may be entitled by law in the Province of Quebec. Executive agrees that the notice and payments specified above are in full satisfaction of any amounts to which Executive might be entitled under this Agreement as well as any applicable law, including under the Act respecting labour standards and the Civil Code of Quebec.

(e) For purposes of this Agreement, the following definitions will apply:

(i) Change of Control. “Change of Control” will mean the consummation of any one of the following events, but only if such event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as defined under Treasury Regulation Section 1.409A- 3: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions with any then-existing shareholder of the Company or their affiliates or any holder of the Company’s debt principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).

(ii) “Cause” will mean one or more of the following: (1) Executive’s conviction of a felony; (2) Executive’s commission of any act of fraud with respect to the Company; (3) any intentional misconduct by Executive that has a material adverse effect upon the business of the Dialogic Group that is not cured by Executive within thirty

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 5

(30) days after written notice is given to Executive by the Dialogic Group identifying such misconduct; (4) Executive’s breach of any fiduciary or contractual obligation that Executive owes to the Dialogic Group that has a material adverse effect upon the business of the Dialogic Group and is not cured by Executive within thirty (30) days after written notice is given to Executive by the Company identifying such breach; (5) willful misconduct or gross negligence in the performance of Executive’s duties hereunder, including (without limitation) Executive’s refusal to comply in any material respect with the legal directives of the Board or the CEO, so long as such directives are not inconsistent with Executive’s position and duties, that are not cured by Executive within thirty (30) days after written notice is given to Executive by the Dialogic Group identifying such misconduct or negligence.

(iii) “Good Reason” will mean Executive’s resignation in writing from all positions Executive then holds with the Dialogic Group as a result of any one of the following events which occurs without Executive’s consent and provided Executive notifies the Board in writing, within thirty (30) days after the occurrence of one of the following actions, that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice, and the Company fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than sixty (60) days (or shorter timeframe if mutually agreed to in writing by Executive and the Board) after the expiration of the applicable thirty (30) day cure period: (1) a material reduction of Executive’s then current Base Salary, which is a reduction by 10% or more; (2) any material diminution of Executive’s duties, responsibilities, or authority to a level below that of an officer of the Company or the Corporation, excluding for this purpose (A) an isolated or inadvertent action not taken in bad faith that is remedied after notice thereof is given by Executive, (B) any change in Executive’s title, duties, responsibilities or authority if Executive is given or Executive retains other officer level duties within the Company and/or the Corporation and (C) a reduction in duties, position or responsibilities solely by virtue of the Company or the Corporation being acquired and made part of a larger entity, whether or not public provided Executive retains duties, position or responsibilities consistent with that of a senior executive of the Company, the Corporation or the larger entity (for example, there will not be Good Reason if Executive is not made the General Counsel of the acquiring corporation, but instead retains duties, position or responsibilities consistent with that of a senior executive of the Company ); or (3) any requirement that Executive relocate to a work site that results in a material adverse change in the geographic location at which Executive provides services, which the parties agrees is an increase in Executive’s one-way commute by more than fifty (50) miles.

(iv) “Code” means the United States Internal Revenue Code of 1988, as amended.

7. Agreement to Withhold Amounts Owed to Dialogic: Should it be reasonably determined that Executive owes the Dialogic Group money for any reason, either during Executive’s employment or upon or following termination of Executive’s employment, Executive agrees that the Dialogic Group may withhold such amounts owed from any amounts payable to Executive under this Agreement.

8. Confidential Information. Executive acknowledges that he has executed the Non-Disclosure, Confidentiality and Non-Solicitation Agreement (“Confidentiality Agreement”), which forms a separate and standalone agreement between the parties which survives any termination of this Agreement and which is not modified in any way by this Agreement. Upon termination of his employment for whatever reason, should the Dialogic Group so request Executive will immediately deliver to the Dialogic Group, or at any other time the Dialogic Group may request, all information (as defined in the Confidentiality Agreement) relating to the business or affairs of any Dialogic Group company which he

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 6

may then possess or have under his control. Alternatively the Dialogic Group may permit the Executive to retain the confidential information pursuant to Executive’s obligations should Executive so accept, in order to be able to ask Executive questions related to such information following the Termination Date. Executive will be permitted to retain his rolodex, PDA and similar address and personal telephone directories.

9. Inventions and Patents. Executive acknowledges that he has executed the Inventions and Secrecy Agreement and which forms a separate and standalone agreement between the parties which survives any termination of this Agreement and which is not modified in any way by this Agreement.

10. Non-Solicitation: Non-Competition.

(a)	In farther consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment he has and will continue to become familiar with the Dialogic Group’s trade secrets and with other confidential information concerning the Dialogic Group and that his services will be of special, unique and extraordinary value to the Dialogic Group. Therefore, Executive agrees that, during the Employment Period and for twelve (12) months thereafter:

(i)	Executive will not directly or indirectly solicit any business involving or similar to any existing or planned products or services marketed by any member of the Dialogic Group from any person or organization which was, to Executive’s knowledge, within two (2) years prior to his termination, a customer or a bona fide prospective customer of any Dialogic Group company;

(ii)	Executive will not request or advise any customer, bona fide prospective customer, supplier, licensee, licensor, landlord or other business relation of any Dialogic Group company to withdraw, curtail or cancel its business dealings with such Dialogic Group company;

(iii)	Executive will not directly or indirectly recruit, or solicit any employee of any Dialogic Group company or encourage any employee of any Dialogic Group company to leave such Dialogic Group company’s employ; and

(b)	Each party hereto agrees not to make, or cause or assist any other person to make, any statement or communication (other than for the purpose of enforcing this Agreement) to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of, or is an untrue statement regarding Executive or any member of the Dialogic Group.

(c)	In the event of the breach by Executive of any of the provisions of this Section 10, the Dialogic Group will be entitled, in addition to all other available rights and remedies, to withhold any or all of the amounts agreed to be paid to the Executive hereunder until such breach is cured. If, at the time of enforcement of this Section 10, a court will hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
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11. Remedies. In addition and supplementary to other rights and remedies existing in its favor, either party may apply to the court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, including Sections 7, 8 or 9 hereof.

12. Law Applicable and Legal Counsel: All terms of this Agreement will be interpreted under the laws of the Province of Quebec and the laws of Canada applicable therein. Both parties acknowledge that they have retained legal counsel or have been given the opportunity to retain legal counsel to advise them as relates to the terms of this Agreement and that the Agreement was jointly drafted by both parties hereto.

13. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Dialogic Group, Executive, the Corporation and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Montreal, Quebec by the Canadian Commercial Arbitration Centre (“CCAC”) or its successor, under CCAC’s then applicable rules and procedures The arbitration shall take place in the English language. Executive acknowledges that by agreeing to this arbitration procedure, Executive and the Dialogic Group waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator will be authorized to award all relief that Executive or the Dialogic Group would be entitled to seek in a court of law. The Dialogic Group will pay all CCAC arbitration fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Dialogic Group from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

14. Severability: If, for any reason, any provision of this Agreement is held invalid, the other provisions will remain in effect insofar as is consistent with law.

15. Language: This Agreement has been drafted in English at the express wish of the parties. Ce contrat a été rédigé en anglais à la demande expresse des parties.

16. Entire Agreement: This Agreement expresses the entire agreement between Executive, the Company and the Corporation with respect to Executive’s employment and it may not be amended except in writing. This Agreement will bind the heirs, personal representatives, successors and assigns of Executive, the Company and the Corporation, and will inure to the benefit of Executive, the Company and the Corporation.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 8

17. By signing this Agreement, Executive expressly acknowledges that he has had an adequate opportunity to review and consider the Agreement before signing it, including an opportunity to consult with legal counsel of his choosing should he so wish, and that he is signing this Agreement voluntarily and with the intent to be bound by its terms.

DIALOGIC CORPORATION AND DIALOGIC INC.

/s/ Kevin Cook
Kevin Cook, President and CEO

Please indicate your acceptance of these terms and conditions by signing where indicated below and faxing a copy of this Agreement (including any Annexes) to the attention of Rosanne Sargent, SVP Human Resources, to her fax number at 973- 967-6030 or by sending a PDF copy to her via email at rosanne.sargent@dialogic.com and then sending the executed originals to her attention at 1515 Route Ten East, Parsippany, NJ, 07054, with a signed copy to Beverly Draper, for your personnel file which is maintained in Montreal, Quebec, Canada.

/s/ Anthony Housefather	December 19, 2012
Anthony Housefather	Date

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 9